Exhibit 99.1

Blackstone Mortgage Trust to Acquire $4.6 Billion Loan Portfolio from GE Capital

Accelerates the Growth of BXMT as a Large-Scale Commercial Real Estate Lender

Transaction Financing Optimizes Capital Structure

Expected to be Materially Accretive to Earnings

New York, NY – April 10, 2015. Blackstone Mortgage Trust, Inc. (NYSE: BXMT) today announced that it has signed a definitive agreement to acquire a $4.6 billion commercial mortgage loan portfolio from GE Capital Real Estate. The acquisition is a part of the larger $23 billion acquisition of the majority of GE Capital’s real estate business by investment vehicles managed by Blackstone (NYSE: BX) and by Wells Fargo (NYSE: WFC).

The portfolio to be acquired by BXMT consists of 82 first mortgage loans secured by a diverse set of commercial property types across its core and target markets, including the United States (68%), Canada (15%), the United Kingdom (10%), and Germany (7%) with an estimated weighted average loan-to-value ratio in line with BXMT’s existing portfolio.

Michael Nash, Executive Chairman, said, “This is a huge leap forward for BXMT, and highlights the unparalleled benefits of being part of the Blackstone Real Estate platform. This was a complex transaction we were uniquely equipped to evaluate, and to move with speed and certainty to signing. BXMT will be adding $4.6 billion of loans, which effectively doubles the size of our asset base. We expect our stockholders will realize significant value accretion from this greater scale.”

Stephen Plavin, Chief Executive Officer, said “We are tremendously excited about the many potential new business opportunities that will be opened up by this transaction. We are adding more than 50 new borrower relationships, expanding our global footprint and achieving greater diversification across asset classes. The acquired loan portfolio is a complementary extension of the BXMT platform, and consistent with our vision for the business of producing attractive returns from senior mortgage loans.”

BXMT expects the acquisition to result in a stabilized $0.24 - $0.28 accretion to annual Core EPS, benefiting from an attractive average portfolio credit spread of 4.21% combined with an efficient financing structure. The weighted average final maturity of the acquired portfolio is approximately three years.

BXMT will pay $4.4 billion for the funded loan portfolio and assume $0.2 billion of unfunded commitments. Wells Fargo has agreed, subject to customary terms and conditions, to provide a $4.0 billion acquisition financing package of which $3.8 billion will be funded at closing. In addition to the Wells Fargo facility, BXMT intends to use available liquidity and/or raise additional capital to fund the acquisition. On a stabilized pro forma basis, BXMT estimates a debt-to-equity ratio1 of 3.0 times, versus 2.0 times as of December 31, 2014.

[1]

Debt-to-equity ratio is defined as total borrowings under revolving repurchase facilities, asset-specific repurchase agreements, loan participations sold and aggregate principal amount of convertible notes, net of unamortized discount, divided by total equity.

Closing of the transaction is contingent upon the completion of certain customary closing conditions and is expected to occur in stages beginning in 45-60 days.

About Blackstone Mortgage Trust

Blackstone Mortgage Trust, Inc. (NYSE: BXMT) is a real estate finance company that originates and acquires senior loans collateralized by properties in North America and Europe. BXMT is externally managed by BXMT Advisors L.L.C., a subsidiary of Blackstone, and is a real estate investment trust traded on the NYSE under the symbol “BXMT.” The company is headquartered in New York City. Further information is available at www.bxmt.com.

About Blackstone

Blackstone (NYSE: BX) is one of the world’s leading investment firms. Blackstone seeks to create positive economic impact and long-term value for its investors, the companies it invests in, and the communities in which it works. Blackstone does this by using extraordinary people and flexible capital to help companies solve problems. Blackstone’s asset management businesses, with almost $300 billion in assets under management, include investment vehicles focused on private equity, real estate, public debt and equity, non-investment grade credit, real assets and secondary funds, all on a global basis. Blackstone also provides various financial advisory services, including financial and strategic advisory, restructuring and reorganization advisory and fund placement services. Further information is available at www.blackstone.com. Follow Blackstone on Twitter @Blackstone.

Forward-Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect Blackstone Mortgage Trust’s current views with respect to, among other things, the proposed loan portfolio acquisition and Blackstone Mortgage Trust’s operations and financial performance. Statements with respect to Core EPS accretion are only for illustrative purposes to present expected Core EPS accretion by applying certain assumptions regarding loan maturities and loan prepayments. These amounts do not represent projections of future results and may not be realized. You can identify these forward-looking statements by the use of words such as “outlook,” “indicator,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Blackstone Mortgage Trust believes these factors include but are not limited to those described under the section entitled “Risk Factors” in its Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as such factors may be updated from time to time in its periodic filings with the SEC which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the filings. Blackstone Mortgage Trust assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events or circumstances.

Investor and Media Relations Contact

Weston Tucker

Blackstone

+1 (888) 756-8443

tucker@blackstone.com